      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 22, 1999
                                                      REGISTRATION NO. 333-83433
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              SABRATEK CORPORATION
             (Exact name of registrant as specified in its charter)

          DELAWARE                                   36-3700639
          (State or other juris-                     (I.R.S. Employer
          diction of incorporation                   Identification No.)
          or organization)

               8111 NORTH ST. LOUIS AVENUE, SKOKIE, ILLINOIS 60076
                                 (847) 720-2400
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                                  K. SHAN PADDA
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                              SABRATEK CORPORATION
               8111 NORTH ST. LOUIS AVENUE, SKOKIE, ILLINOIS 60076
                                 (847) 720-2400
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                                SCOTT HODES, ESQ.
                               DAVID S. GUIN, ESQ.
                                 ROSS & HARDIES
               150 NORTH MICHIGAN AVENUE, CHICAGO, ILLINOIS 60601
                                 (312) 558-1000

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


-------------------------------------------------------------------------------------------------------------------
                                          CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------
   Title of each Class of        Amount to be Registered          Proposed Maximum           Amount of Registration
 Securities to be Registered                                     Aggregate Offering                    Fee
                                                                     Price (1)
-------------------------------------------------------------------------------------------------------------------
        Common Stock                     216,949                   $  5,938,979                    $  1,652
       $.01 par value
-------------------------------------------------------------------------------------------------------------------

(1) Estimated pursuant to Rule 457(c) solely for purposes of calculating the registration fee, based on the average of the high and low trading prices for the common stock as reported by the NASDAQ National Market on July 19, 1999.


         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY STATE.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




                   SUBJECT TO COMPLETION - DATED JULY 22, 1999




                                   PROSPECTUS


                                 216,949 SHARES


                              SABRATEK CORPORATION


                                  COMMON STOCK

--------------------------------------------------------------------------------

         This prospectus relates to the offer and sale of up to 216,949 shares of our common stock from time to time by the selling stockholders who are former stockholders of GDS Technology, Inc., an Indiana Corporation. The selling stockholders acquired the 216,949 shares of our common stock being offered by means of this prospectus in a transaction in which we exercised an option to acquire all of the outstanding common stock issued by GDS under the terms of a stock option agreement, dated as of August 29, 1997. See "SELLING STOCKHOLDERS." The purchase price was determined in accordance with the formula contained in the stock option agreement.

         In connection with our acquisition of GDS, we also agreed to register the resale of the 216,949 shares of common stock by the selling stockholders under the Securities Act of 1933, as amended. Unless we are entitled to reimbursement for any damages we incur as a result of a breach of a representation, covenant or agreement contained in the stock option agreement, we will not receive any of the proceeds from the sale of the shares by the selling stockholders. See "SELLING STOCKHOLDERS" and "USE OF PROCEEDS."

         The shares of our common stock are quoted on the Nasdaq National Market under the symbol "SBTK".

         The shares offered by this means of prospectus involve a high degree of risk. See "RISK FACTORS" beginning on Page 1.

                  THE DATE OF THIS PROSPECTUS IS JULY __, 1999

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

WHERE YOU CAN FIND MORE INFORMATION......................................     ii

RISK FACTORS.............................................................      1

SELLING STOCKHOLDERS.....................................................     11

USE OF PROCEEDS..........................................................     15

PLAN OF DISTRIBUTION.....................................................     15

LEGAL MATTERS ...........................................................     16

EXPERTS .................................................................     16

RECENT DEVELOPMENTS .....................................................     16


                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov. You may also reach us on our Internet web site at http://www.sabratek.com.

         The SEC allows us to incorporate by reference the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings (File No. 1-11831) we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

         a. our annual report on Form 10-K for the fiscal year ended December 31, 1998;

         b. our quarterly report on Form 10-Q, for the fiscal quarter ended March 31, 1999;

         c. our current report on Form 8-K, dated May 19, 1999 and filed with the SEC on May 25, 1999;

         d. our current report on Form 8-K, dated June 1, 1999 and filed with the SEC on June 16, 1999 and any later filed amendments;

         e. our current report on Form 8-K, dated June 7, 1999 and filed with the SEC on June 16,1999;

         f. our current report on Form 8-K, dated June 29, 1999 and filed with the SEC on July 14, 1999 and any later filed amendments;

         g. our current report on Form 8-K, dated July 1, 1999 and filed with the SEC on July 16, 1999 and any later filed amendments;

         h. our current report on Form 8-K, dated July 9, 1999 and filed with the SEC on July 21, 1999 and any later filed amendments;

         i. the description of our capital stock contained in our registration statement on Form 8-A, declared effective by the SEC on June 21, 1996; and any amendments or reports filed for the purpose of updating that description.

         You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                            Sabratek Corporation
                            8111 North St. Louis Avenue
                            Skokie, Illinois 60076
                            847-720-2400
                            ATTENTION: VICE PRESIDENT OF FINANCE
                            ------------------------------------

         This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have not authorized anyone to provide information other than the information provided in this prospectus. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

                                  RISK FACTORS

         In addition to the other information in this prospectus, the risk factors set forth below should be considered carefully by potential purchasers of the shares being offered by this prospectus.

         FORWARD-LOOKING STATEMENTS MAY GIVE RISE TO EXPECTATIONS THAT ARE NOT FULFILLED.

         We have made forward-looking statements in this prospectus (and in certain documents that we incorporate by reference in this prospectus) which may be affected by risks and uncertainties. We may also make written forward-looking statements in our periodic reports to the SEC, in our press releases and other written materials and in oral statements made by our officers, directors or employees to third parties. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. These statements are based on the beliefs and assumptions of our management and on information currently available to us. Forward-looking statements include statements preceded by, followed by or that include the words "believes", "expects", "anticipates", "intends", "plans", "estimates", "designed" or similar expressions.

         Because we are unable to control or predict many factors that will determine our future performance including financial results, forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions. Our future results may differ materially from those expressed in the forward-looking statements contained in this prospectus and in the information incorporated by reference in this prospectus. See "WHERE YOU CAN FIND MORE INFORMATION." We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. See other Risk Factors in this section.

         Sabratek's management believes these forward-looking statements are reasonable. However, because these statements are based on current expectations, you should not place undue reliance on these forward-looking statements, which are based on current expectations. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

         WE MAY BE UNSUCCESSFUL AT DEVELOPING OR ACQUIRING AND INTRODUCING NEW OR ENHANCED PRODUCTS, WHICH MAY RESULT IN A REDUCTION IN OUR REVENUE.

         Our financial position and results of operations are dependent on our ability to satisfy the increasingly sophisticated needs of our customers by developing or acquiring and introducing new products, enhanced versions of existing products and new complementary products. There can be no assurance that Sabratek will be able to develop or acquire new or enhanced products. In addition, our success in developing or acquiring and introducing new or enhanced products may be affected by a variety of risks, which include, but may not be limited to, the following:

            - the products may require and fail to receive regulatory clearance or approval,
            - the products may be difficult or uneconomical to manufacture or market,
            - the proprietary rights of third parties may preclude us from marketing these products,
            - scientific developments or technological advancements may produce more desirable or technologically advanced products,
            - our competitors may market superior or more cost-effective products and may do so on a more timely basis,
            - errors and malfunctions may be found in products after their commercial introduction and may not be corrected in a timely manner, and
            -  customers may not accept or use the products.

         If Sabratek is unable to develop or acquire new or enhanced products and successfully bring them to market, it could have a material adverse effect on our financial position and results of operations.

         WE MAY BE UNABLE TO CONTINUE TO COMPETE WITH OTHER COMPANIES IN OUR INDUSTRY THAT HAVE FINANCIAL OR OTHER ADVANTAGES.

         The medical products industry is characterized by intense competition. Large competitors, including Abbott Laboratories, Alaris Medical, Inc., Baxter International Inc., I-Flow Corp., McGaw, Inc., an indirect subsidiary of B. Braun Melsungen AG and SIMS Deltec, Inc., a subsidiary of Smiths Industries, PLC, among others, have significant market shares and installed bases of products in the infusion pump and related disposable supplies industry. Many of these competitors have substantially greater capital resources, research and development staffs, regulatory experience, sales and marketing capabilities, manufacturing facilities and broader product offerings than us. Moreover, we expect that these competitors will continue to compete aggressively by offering volume discounts based on "bundled" purchases of a broader range of medical equipment and supplies, a tactic that we can currently only pursue on a more limited basis. There can be no assurance that this competition will not adversely affect our results of operations or our ability to maintain or increase sales and market share. Currently, we derive substantially all of our revenues from the sale of our multi-therapy infusion pumps and related disposable supplies. Further, we expect that revenues from these products will continue to account for a significant portion of our revenues in the future. Therefore, if substantially increased competition or technological changes create a decline in the demand for our infusion pumps and related disposable supplies, we would experience materially adverse consequences in our financial position and results of operations.

         OUR LONG-TERM STRATEGY MAY BE UNATTAINABLE OR WE MAY BE UNABLE TO SUCCESSFULLY INTEGRATE COMPANIES OR PRODUCT LINES THAT WE ACQUIRE.

         While we have historically focused on the manufacture and distribution of infusion pumps and related medical devices, our long-term strategy is to create a virtual hospital room that can be accessed by healthcare providers through the Internet and telecommunication ports. Eventually, it is our goal to make our primary products, infusion pumps and related disposable supplies, a crucial but complimentary element in our business of providing a broad spectrum of services and products. Because our strategy is visionary and unprecedented for us, there can be no assurance that we will be able to successfully implement it.

         There can also be no assurance that medical professionals will support or prescribe implementation of a virtual hospital room or that if they do support a virtual hospital room, they will direct their patients to select our products and services. There can be no assurance that third party payors will provide reimbursements for the products and services of our virtual hospital room to the extent that we will be able to provide those products and services on a profitable basis. Moreover, there can be no assurance that we will be able to create or infiltrate a customer base which accepts and purchases the products and services that would be included in a virtual hospital room.

         In addition, part of our strategy includes aggressive expansion of our operations by acquisition of entities or product lines that contribute to our ability to create a virtual hospital room. We may use cash from our reserves to acquire entities or product lines. If we use cash for acquisitions, we could deplete our liquidity and cash reserves, which could have a material, adverse effect on our financial position. Furthermore, there can be no assurance that we will be able to successfully integrate new entities or product lines into our operations or that we will be able to realize positive financial results from this integration.

         If we are unable to attain our long-term strategy or to successfully integrate companies or product lines, it could have a material adverse effect on our financial position and results of operations.

         WE ARE INVOLVED IN LITIGATION WHICH MAY CAUSE SABRATEK TO PAY SUBSTANTIAL DAMAGES AND ATTORNEYS FEES AND COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL POSITION AND RESULTS OF OPERATIONS.

         Sabratek is involved in litigation with SIMS Deltec concerning patent infringement, trade secret misappropriate, unfair competition and interference with SIMS Deltec's customers.

         In addition, Sabratek was served with a complaint on January 27, 1999 alleging that Sabratek and seven of its current and former officers violated
Section 10(b) of the Securities Exchange Act of 1934 and Rules 10b-5 and 20(a) promulgated under the Securities Exchange Act of 1934. On June 7, 1999, we were served with an amended complaint which expanded allegations that Sabratek withheld material information about Sabratek's future prospects and engaged in improper accounting practices. The amended complaint also added three officers and one director as additional defendants.

         Sabratek will incur substantial attorneys' fees in these litigation matters and if these matters are ultimately determined in a manner adverse to Sabratek, we could be liable for substantial damage awards which could have a material adverse effect on our financial position and results of operations.

         WE ARE DEPENDENT ON OBTAINING APPROVALS FROM GOVERNMENT REGULATORS.

         INTRODUCTION: OVERVIEW OF REGULATORY REQUIREMENTS.

         The FDA, and in some cases, state and foreign authorities regulate the clinical testing, development, manufacture, packaging, labeling, distribution and promotion of the medical devices and supplies that we market.

         Federal regulations enforced by the FDA classifies medical devices intended for human use into three categories, Classes I, II and III, on the basis of the controls deemed necessary by the FDA to reasonably assure their safety and effectiveness. Class I devices are required to comply with general controls regarding such matters as labeling, premarket notification and adherence to good manufacturing practice requirements. Class II devices are required to comply with general and special controls regarding such matters as performance standards, postmarket surveillance, patient registries, and FDA guidelines. Generally, Class III devices are those which must receive premarket approval from the FDA to ensure their safety and effectiveness. Examples of Class III devices include life-sustaining, life-supporting and implantable devices, or new devices which have not been found substantially equivalent to legally marketed devices. Electronic infusion devices and disposable tubing sets, which we assemble and distribute, are classified by the FDA as Class II medical devices.

         If a new Class II medical device is substantially equivalent to a medical device already legally marketed in the United States, and the marketed device did not require Class III premarket approval, the FDA requirements may be satisfied through a procedure known as a "510(k) Submission," in which the applicant provides product information supporting its claim of substantial equivalency. "Substantial equivalence" means that a device has the same intended use and the same technological characteristics as the legally marketed device, or the same intended use and different technological characteristics, provided that it can be demonstrated that the device is as safe and effective as the legally marketed device, and does not raise different questions regarding safety and effectiveness.

         Commercial distribution of a device for which a 510(k) Submission is required can begin only after the FDA issues an order finding the device to be substantially equivalent to a legally marketed device. The FDA has recently been requiring a more rigorous demonstration of substantial equivalence than in the past. This may include a requirement for clinical testing of the device. The FDA may determine that a proposed device is not substantially equivalent to a legally marketed device, in which case a "premarket approval" will be required. Alternatively, the FDA may require additional information before a substantial equivalence determination can be made, in which case data from safety and effectiveness tests, including clinical tests, may be required.

         The process for preparing and obtaining FDA approval of a premarket approval is generally much more elaborate, time-consuming and expensive than the process of preparing and obtaining FDA clearance of a 510(k) Submission. A premarket approval would require us, among other things, to conduct pre-clinical and clinical trials to demonstrate the safety and effectiveness of the proposed device. Therefore, a determination that we are not substantially equivalent or a request for additional information could significantly delay the market introduction of new products that fall into this category.

         - THE FDA COULD DETERMINE THAT WE MUST SUBMIT A NEW 510(K) FOR THE MEDIVIEW SOFTWARE, WHICH COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

            We received 510(k) clearance to begin marketing our 3030 Stationary Pump in the United States in May, 1992. We received 510(k) clearance for our disposable tubing sets for use with the 3030 Stationary Pump in March, 1995. In July, 1994, the FDA cleared the 510(k) Submission for our 6060 Ambulatory Pump and disposable tubing sets for use with our 6060 Ambulatory Pump. In June, 1996, we received 510(k) clearance for our MediVIEW software system for use with the 3030 Stationary Pump. We believe that our original 510(k) clearance for our 6060 Ambulatory Pump covers the use of 6060 Ambulatory Pump in conjunction with the MediVIEW software system. However, there can be no assurance that the FDA would agree with our determination. If in the future the FDA concluded that the MediVIEW software system for use with the 6060 Ambulatory Pump required a new 510(k) Submission, the FDA could prohibit us from marketing the MediVIEW software system for this use until we file a new 510(k) Submission and obtain clearance from the FDA. The FDA could also take regulatory action against us for any prior distribution of the MediVIEW software system with the 6060 Ambulatory Pump.

         - THE FDA COULD DETERMINE THAT WE MUST SUBMIT A NEW 510(K) FOR THE PUMPMASTER, WHICH COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

            The PumpMaster is a hardware and software system designed to perform diagnostic tests on our infusion pumps. We have determined that the PumpMaster does not qualify for regulation as a medical device. However, there can be no assurance that the FDA will agree with our determination in this regard. If the FDA were to determine that the PumpMaster is a medical device, it could suspend our commercial distribution of the PumpMaster until a 510(k) Submission covering the PumpMaster has been filed and cleared by the FDA and other medical device regulatory requirements have been met. The FDA could also take regulatory action against us based on our prior distribution of the uncleared product.

         - THE FDA COULD DETERMINE THAT WE MUST SUBMIT A NEW 510(K) FOR ANY AND ALL ENHANCEMENTS WE HAVE MADE, OR MAKE, TO OUR PRODUCTS.

            A new 510(k) Submission must be filed when, among other things, there is a major change or modification in the intended use of the device, or a change or modification, including product enhancements, to a legally marketed device that could significantly affect its safety or effectiveness. A device manufacturer is responsible for making the initial determination as to whether a proposed change to a cleared device or to its intended use necessitates the filing of a new 510(k) Submission.

            We have made some enhancements to our currently marketed products without filing 510(k) Submissions. There can be no assurance that the FDA would agree with our determinations that these enhancements do not require a 510(k) Submission and would not require 510(k) clearance before further distribution. Likewise, if we determine that any modifications that we may make to our cleared devices in the future do not require a new 510(k) Submission, there can be no assurance that the FDA would agree with our determinations and would not require a new 510(k) Submission for any future modifications made to a cleared device.

            If the FDA requires us to file a new 510(k) Submission for any modification to the device, we may be prohibited from marketing the device as modified until it obtains clearance from the FDA. There can be no assurance that we will obtain 510(k) clearance on a timely basis, if at all, for any device modification for which we file a future 510(k) Submission. If 510(k) clearance is granted, there can be no assurance that it will not contain significant limitations in the form of warnings, precautions or contraindications with respect to conditions of use.

         - THERE CAN BE NO ASSURANCE THAT WE WILL RECEIVE FDA CLEARANCE FOR ANY NEW PRODUCTS WE MANUFACTURE.

            We intend to develop new products in the future. Our new products, including new applications for existing products, may qualify as devices that require FDA 510(k) clearance or premarket approval. There can be no assurance that any required 510(k) clearance or premarket approval of any of our future products or new applications will be forthcoming in a timely manner, if at all, or that the FDA's clearance or premarket approval of future products or new applications will not contain significant limitations in the form of warnings, precautions or contraindications with respect to conditions of use. If in the future the FDA concludes that current, modified or new products marketed by us require that the products be relabeled, require previously unobtained 510(k) clearance, require new drug approval, or require other regulatory approval, the FDA could prohibit us from manufacturing and/or distributing these products until we make the necessary submissions and obtain any required clearances or approvals. The FDA could also take regulatory action against us for the marketing of these products before obtaining these clearances or approvals.

         - THE FDA COULD DETERMINE THAT OUR MANUFACTURING PRACTICES ARE SEVERELY INADEQUATE AND, AS A RESULT, ORDER SUSPENSION OF OUR FACILITIES; THIS DETERMINATION WOULD HAVE A MATERIAL ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS.

            Device manufacturers are required to register their establishments and list their devices with the FDA, and are subject to periodic inspections by the FDA and state agencies. Devices must be manufactured in compliance with current good manufacturing practices under the Quality System Regulation. We believe that our manufacturing and quality assurance procedures substantially conform to the requirements of the Quality System Regulation. However, there can be no assurance that the FDA would concur with our determination in this regard or that we will be able to maintain substantial compliance with the Quality System Regulation.

            In addition, the Medical Device Reporting regulation obligates us to inform the FDA whenever information reasonably suggests that one of our devices may have caused or contributed to a death or serious injury, or that one of our devices has malfunctioned and, if the malfunction were to recur, the device would be likely to cause or contribute to a death or serious injury. There can be no assurance that the FDA would agree with our determinations as to whether particular incidents meet the threshold for Medical Device Reporting.

         -  WE MAY FAIL TO COMPLY WITH LABELING AND PACKAGING REQUIREMENTS.

            Labeling and packaging activities are regulated by the FDA and may be regulated by the Federal Trade Commission. The FDA actively enforces statutes and regulations prohibiting marketing of products for unapproved or uncleared uses.

            If, as a result of FDA inspections, Medical Device Reporting reports or information derived from any other source, the FDA believes we are not in compliance with the applicable statutory law or regulations, the FDA can:

            - refuse to clear pending 510(k) Submissions until specified conditions are met,
            -  withdraw previously cleared 510(k) Submissions,
            - require notification to users regarding newly found unreasonable risks,
            -  request repair, refund or replacement of faulty devices,
            -  shut down facilities,
            - require corrective advertisements, recalls or marketing suspension,
            -  impose civil penalties, and
            - institute legal proceedings to detain or seize products, enjoin future violations, or seek criminal penalties against us, our officers or employees.

         Civil penalties for violations may be assessed by the FDA in lieu of or in addition to instituting legal action. Civil penalties may range up to $15,000 per violation, and a maximum of $1,000,000 per proceeding. Civil penalties may not be imposed for good manufacturing practice violations, unless the violations involve a significant or knowing departure from federal regulations or a risk to public health. The FDA provides manufacturers with an opportunity to be heard before the assessment of civil penalties. If civil penalties are assessed, judicial review is available.

         - WE MAY BE UNABLE TO FULLY COMPLY WITH INTERNATIONAL REGULATORY REQUIREMENTS.

            We export, or intend to export, our 510(k)-cleared products to Europe, Japan and other foreign countries. Exports of products that have market clearance from the FDA in the United States do not require FDA authorization for export. However, foreign countries often require, among other things, an FDA Certificate to Foreign Government verifying that the product complies with specified requirements. To obtain a Certificate to Foreign Government, Sabratek must certify to the FDA that these foreign requirements have been met. The FDA may refuse to issue a Certificate to Foreign Government if significant outstanding good manufacturing practice violations exist.

            International sales of medical devices are regulated by each country in which the products are sold. The regulatory review process varies from country to country. Many countries also impose product standards, packaging and labeling requirements, and import restrictions on devices. In addition, each country has its own tariff regulations, duties and tax requirements. We plan to use our distributors to assist us in obtaining any necessary foreign governmental and regulatory approvals. We have received approval to market our products in Japan as well as in the European community, and we currently sell our products in Japan and the European community. However, there can be no assurance that we will be able to obtain all necessary approvals in the future.

         WE MAY NOT BE ABLE TO OBTAIN FDA CLEARANCE TO RESUME DISTRIBUTION OF OUR ROCAP HEPARIN PRE-FILLED FLUSH SYRINGE PRODUCT LINE, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS.

         On November 24, 1998, we announced that we had suspended distribution of our Rocap pre-filled flush syringe product line. We also announced that we would submit new 510(k) applications to the FDA for the Rocap pre-filled flush syringe products and that new management was in place at Rocap for both operations and regulatory affairs. We then submitted the new 510(k) applications.

         On May 28, 1999, we received FDA clearance of our 510(k) Submission covering our pre-filled saline flush syringe products. Currently, we are awaiting 510(k) clearance on our pre-filled heparin flush syringe products. We will not be able to resume distribution of our heparin flush syringe products until 510(k) Submissions are cleared. We can give no assurances as to when the FDA clearance of our pre-filled heparin flush syringe products will be obtained. In the event that there are substantial delays in obtaining, or we are unable to obtain, the required FDA clearances and approvals, we could incur a material write down of assets and our future profitability could be materially affected.

         WE MAY NOT RECEIVE THE FULL BENEFITS OF OUR INTELLECTUAL PROPERTY PROTECTIONS.

         There can be no assurance that the common law, statutory and contractual rights on which we rely to protect our intellectual property and confidential and proprietary information will provide us with meaningful protection. Third parties may independently develop products, techniques or information which are substantially equivalent to the products, including software products and/or the software components of other products, techniques and information which we consider proprietary. Disputes regarding our intellectual property could force us into expensive and protracted litigation or costly agreements with third parties. An adverse determination in a judicial or administrative proceeding or failure to reach an agreement with a third party regarding intellectual property rights could prevent us from manufacturing and selling products or could otherwise limit our use of such intellectual property rights, which could have a material adverse effect on our financial position and results of operations.

         OUR CURRENT CASH RESERVES COULD BECOME INADEQUATE FOR OUR NEEDS AND WE MAY NOT BE ABLE TO SECURE ADDITIONAL CAPITAL.

         The adequacy of our current cash reserves will depend on the cash flow generated from our operations, which could be affected by all of the Risk Factors contained in this registration statement, as well as by the purposes for which these cash reserves are used. In particular, the adequacy of our cash reserves could be adversely influenced by:

            -  regulatory or legislative changes pertaining to health care,
            -  product liability exposure,
            -  dependence on future product development,
            -  pending litigation, and
            - acquisitions of companies or product lines and integration of these companies or product lines into our operations.

         If current cash reserves become inadequate, we may need to seek additional funds through bank facilities, or public or private debt or equity offerings. There can be no assurance that we will be able to obtain additional capital on favorable terms, or at all, if and when it becomes necessary. The terms on which Sabratek obtains any necessary capital in the future could have an adverse impact on the rights of holders of our common stock. In addition, if we were unable to raise additional capital if and when necessary, we may be unable to successfully complete our business strategy.

         A SIGNIFICANT PORTION OF OUR REVENUES ARE DEPENDENT ON OUR CUSTOMERS' ABILITY TO OBTAIN THIRD-PARTY REIMBURSEMENT FOR THE COST OF ACQUIRING AND USING OUR PRODUCTS OR SERVICES.

         Our products are generally purchased by health care providers and patients, who then seek reimbursement from various government and private third-party payors, including Medicare, Medicaid and managed care organizations. Government and private third-party payors increasingly attempt to contain health care costs by limiting both the extent of coverage and the reimbursement rate for new diagnostic and therapeutic products and services. The Health Care Financing Administration of the United States Department of Health and Human Services ("HCFA"), which administers Medicare, and most private insurance companies do not provide reimbursement for services that they determine to be experimental in nature or that are not considered "reasonable and necessary" for diagnosis or treatment. Many private insurers are influenced by HCFA actions in making their own coverage decisions on new products or services. There can be no assurance that third-party reimbursement for the use of our products or services will continue to be available to our customers, that third-party reimbursement will be available for new products or services we may introduce or that the rate of any reimbursement will be adequate. Disapproval of, or limitations in, coverage by HCFA or other third-party payors could materially and adversely affect market acceptance of our products or services, financial position and results of operations.

         IF IT IS EVER DETERMINED THAT ONE OF OUR PRODUCTS OR SERVICES CAUSED INJURY, WE COULD INCUR SUBSTANTIAL LIABILITIES.

         Manufacturers of medical devices face the possibility of substantial liability for damages in the event that the use of their products results in adverse effects to a patient. As a manufacturer of medical devices, we maintain product liability insurance, but there can be no assurance that liability claims will not exceed the limits of our coverage or that our insurance will continue to be available on commercially reasonable terms or at all. Furthermore, we do not maintain insurance that would provide coverage for any costs or losses resulting from any required recall of our products due to alleged defects, whether instituted by a regulatory agency or by us. Product liability claims that exceed our policy limits or the costs associated with any product recall could have a material adverse effect on our financial position and results of operations.

         In addition, as providers of consulting and utilization review services, we maintain liability and errors and omissions insurance, but there can be no assurance that liability claims, if any, will not exceed the limits of our coverage or that our insurance will continue to be available on commercially reasonable terms or at all.

         As providers of consulting and utilization review services, we incur risks of liability arising out of the services we provide. A determination that any damage including personal injury or commercial damage resulted from use of our services could require us to pay substantial monetary awards or damages, which could have a material adverse effect on our financial position.

         WE RISK BUSINESS DECLINES DUE TO OUR INTERNATIONAL OPERATIONS.

         During the year ended December 31, 1998, we derived approximately 4% of our revenues from international sales, resulting in exposure to risks which include, but may not be limited to, the following:

            - maintenance of existing relationships and/or the establishment of new relationships with international distributors;
            - fluctuations in exchange rates of the U.S. dollar against foreign currencies;
            - economic or political instability and domestic and foreign governmental regulations, including export license requirements, trade restrictions, changes in tariffs, regulatory approval for marketing products or similar factors;
            - uncertain or limited protection of our intellectual property rights under the laws of foreign countries may not protect our intellectual property rights to the same extent as do the laws of the United States.

         Unfavorable changes in any of these factors could reduce the demand for, or the profitability of, our products and services in foreign markets. This reduction could have a material adverse effect on our financial position and results of operation.

         WE DEPEND ON KEY EXECUTIVES. A LOSS OF THESE EXECUTIVES AND PERSONNEL COULD NEGATIVELY IMPACT OUR OPERATIONS.

         We are highly dependent on the members of our management team, in particular, our Chief Executive Officer. The loss of one or more of our management team could have a material adverse effect on us. In addition, we believe that our future success will depend in large part on our ability to attract and retain highly skilled managerial personnel, particularly as we expand our activities. We face significant competition for such personnel, and there can be no assurance that we will be successful in hiring or retaining the personnel we require for continued growth, if any. The failure to hire and retain such personnel could have a material adverse effect on our financial position and results of operations.

         OFFICERS AND DIRECTORS MAY CONTROL CORPORATE ACTIONS DUE TO THEIR COMBINED OWNERSHIP OF SHARES OF SABRATEK STOCK.

         As of April 16, 1999, all officers and directors of Sabratek as a group beneficially owned approximately 19% of the outstanding shares of Sabratek common stock. Because of the combined voting power of the officers and directors, these individuals acting as a group may be able to influence Sabratek's affairs and business, including any determination with respect to a change in control of Sabratek, future issuances of common stock or other securities, declaration of dividends on Sabratek common stock and the election of directors. Such influence could have the effect of delaying, deferring or preventing a change in control of Sabratek which could deprive Sabratek's stockholders of the opportunity to sell their shares of common stock at prices higher than prevailing market prices.

         OUR ISSUANCE OF A LARGE VOLUME OF SHARES OF OUR COMMON STOCK COULD RESULT IN A DEPRESSION OF OUR STOCK PRICE.

         Since June 1, 1999, we have issued approximately 3,347,000 shares of our common stock to acquire LifeWatch, Inc., a subsidiary of Ralin Medical, Inc., Strategic Reimbursement Services, Inc., Unitron Medical Communications, Inc. and GDS Technology, Inc. In connection with these acquisitions, we entered into agreements with the recipients of our common stock which obligate Sabratek to file registration statements which will allow the recipients to resell their approximately 3,347,000 shares. We will file registration statements relating to the resale of approximately 2,311,000 shares of common stock in July, 1999 and a registration statement relating to the resale of the remaining shares no later than December 1, 1999. The filing of the registration statements allows the recipients to sell the shares when and if they determine it is appropriate.

         Sabratek cannot predict the timing or amount of any sale which may be made under these registration statements. Even if no sales occur, the mere issuance and registration for resale of approximately 3,347,000 shares of our common stock, which is approximately 25% of our currently outstanding common stock as of July 14, 1999, could have the effect of depressing the market price of our common stock. Moreover, the simultaneous offering for public sale of a significant number of the approximately 3,347,000 shares would likely have the effect of depressing the market price of our common stock.

         OUR FINANCIAL RESULTS AND STOCK PRICE MAY BE AFFECTED BY QUARTERLY FLUCTUATIONS.

         Our quarterly revenues and operating results have varied significantly in the past and may continue to do so in the future. Future revenues and operating results may also fluctuate significantly from quarter to quarter and will depend upon, among other factors:

            -  demand for our products and new product introductions,
            -  demand for products distributed by our competitors,
            -  our efforts regarding transitions to new or enhanced products,
            -  the timing of orders and shipments,
            -  the mix of sales between products,
            -  competition, including pricing pressures,
            -  the timing of regulatory filings and approvals,
            -  the timing of reimbursement from third-party payors, and
            -  the timing of research and development expenditures.

         OUR STOCK PRICE MAY EXPERIENCE VOLATILITY.

         The securities markets have, from time to time, experienced extreme price and volume fluctuations which often have been unrelated to the operating performance of particular companies. The market prices of the common stock of many publicly-held companies that provide medical devices and services have been in the past, and are expected to be, volatile. In addition to factors such as interest rates and economic conditions which affect stock prices generally, some, but not all, of the factors which could result in fluctuations in our stock price include:

            -  announcements of technological or medical innovations,
            -  the introduction of new commercial products by our competitors,
            -  disputes concerning patents or proprietary rights,
            -  positive or negative regulatory action,
            -  changes in regulatory or medical reimbursement policies, and
            - period-to-period fluctuations in the financial results of the Company.

         ANTI-TAKEOVER PROTECTIONS MAY MAKE IT DIFFICULT FOR A THIRD PARTY TO ACQUIRE SABRATEK.

         Sabratek's Certificate of Incorporation and Bylaws contain general requirements which pre-condition a third-party's ability to acquire a controlling interest in Sabratek. These requirements and pre-conditions could limit the price that potential acquirors might be willing to pay in the future for shares of Sabratek common stock. These provisions are explained below.

         - Sabratek's Certificate of Incorporation provides that the Board of Directors may determine and set rights, preferences, privileges and restrictions, including voting rights, of unissued shares of Sabratek's preferred stock and that the shares of preferred stock may be issued without any further vote or action by Sabratek's stockholders. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be created and issued in the future. In addition, stockholders do not have the right to cumulative voting in the election of directors.
         - Sabratek's Bylaws provide for a staggered board so that only one-third of the total number of directors are replaced or re-elected each year. The Bylaws also require the affirmative vote of two-thirds of the Company's issued and outstanding voting stock to remove a director. Therefore, potential acquirors of Sabratek may face delays in replacing the existing directors.
         - Sabratek currently has approximately $85,000,000 in notes outstanding. These notes, and the indenture which governs them, provide that in some circumstances involving a change in control, each holder of these notes may require Sabratek to repurchase all or a portion of the holder's notes. This repurchase obligation could discourage a third party from attempting to acquire control of the Company.
         - In August, 1998, Sabratek designated the relative rights and preferences of a new Class of Series B Preferred Stock and adopted a Shareholder Rights Plan. Sabratek's Board of Directors declared a dividend of one right for each share of Sabratek's common stock outstanding on September 4, 1998. Each right gives the holder the opportunity to purchase one one-hundredth of one share of Sabratek's new authorized Series B Preferred Stock at a price of $150 (as adjusted from time to time) upon the occurrences of a change of control of Sabratek. The Rights Plan and the accompanying rights could have the effect of delaying the ability of a potential acquiror from acquiring control of Sabratek.
         - Sabratek's Bylaws authorize Sabratek's Board to establish a record date with respect to stockholders entitled to vote on corporate matters by means of a written consent. This Bylaw provision has the effect of allowing Sabratek's Board to react to any unexpected stockholder actions and could slow the pace of a potential acquisition.
         - Sabratek's senior executive officers may be entitled to substantial change in control payments. These payments could have the effect of discouraging a potential acquiror from acquiring control of Sabratek.

                              SELLING STOCKHOLDERS

         The 216,949 shares of common stock being offered by means of this prospectus were originally issued to the selling stockholders on July 9, 1999 in exchange for all of their shares of outstanding common stock issued by GDS Technology, Inc. Sabratek acquired the common stock of GDS through the exercise of an option to purchase the GDS stock granted under a stock option agreement, dated as of August 29, 1997 by and among Sabratek, GDS and those GDS shareholders who executed the stock option agreement. The purchase price was determined in accordance with the formula contained in the stock option agreement. As a result of our acquisition of GDS, GDS became a wholly-owned subsidiary of Sabratek.

         The former shareholders of GDS who executed the stock option agreement agreed to indemnify us for breaches of the representations, covenants or agreements contained in the stock option agreement. In the event that it is determined that we are entitled to indemnification, the selling stockholders may choose to pay us out of proceeds received from the sale of shares of our common stock offered by means of this prospectus. See "USE OF PROCEEDS" and "PLAN OF DISTRIBUTION." Further, in connection with our purchase of GDS, we also agreed to register the 216,949 shares of our common stock which we issued to the selling stockholders under the terms of a registration rights agreement.

         In connection with our acquisition of GDS, we entered into three year employment agreements with Aurora F. de Castro, Surendra K. Gupta and Mark L. Priebe, each of whom is a senior executive of GDS and a selling stockholder of some of the shares being offered by means of this prospectus. Under the terms of their respective employment agreements, each employee will receive a minimum annual salary of $150,000 and additional bonuses in the discretion of Sabratek's Chief Executive Officer. In addition, each employment agreement provides that if the appropriate employee's employment is terminated without cause, as that term is defined in the employment agreement, he or she shall be entitled to all salary, bonuses and benefits through the term of the employment agreement, so long as the employee did not breach any provision contained in the employment agreement relating to confidentiality or non-competition. As part of the employment agreements, each of the employees agreed to (a) not disclose proprietary information belonging to Sabratek or any of its subsidiaries, including GDS, (b) not compete with Sabratek or any of its subsidiaries, including GDS, and (c) not solicit employees or customers from Sabratek or any of its subsidiaries, including GDS, during each employee's term of employment and for one year after the employee's employment with Sabratek or one of its subsidiaries ends.

         The following table sets forth information about the beneficial ownership of the selling stockholders as of July 9, 1999 as to:

         - the number of shares of common stock that are beneficially held by the selling stockholders,

         - the maximum number of shares that may be offered by the selling stockholders in this prospectus, and

         - the number of shares of common stock that can be sold by means of this prospectus and the percentage of our total outstanding common stock which the number represents.

         We can provide no assurance as to the number of shares that will be held by the selling stockholders after this offering because the selling stockholders may offer all or some part of the shares which they hold by means of this prospectus, and because this offering is not being underwritten on a firm commitment basis.


                                                                                       Shares
                                                                                 Beneficially Owned
                           Shares Beneficially          Number of                After the Offering
                           Owned Prior to the         Shares Offered             ------------------
Selling Stockholder             Offering                  Hereby                 Number     Percentage
-------------------             --------                  ------                 ------     ----------
Arun K. Agarwal                      638                   638                      0             *

*Michael Berg                      1,915                 1,915                      0             *

Arvind K. Bhargava                   838                   838                      0             *

Michael A. Bueter                    159                   159                      0             *

Michael E. Eggers                     39                    39                      0             *

Caren R. Gay                         159                   159                      0             *

Shashi P. Gupta                      159                   159                      0             *

Sandra Hamel                       2,534                 2,234                    300             *

Jacqueline S. Martin                 159                   159                      0             *

Beth A. Montana                       39                    39                      0             *

Mark L. Priebe                     1,596                 1,596                      0             *

Steve M. Shantz                      638                   638                      0             *

Jill Soens                           159                   159                      0             *

Mary A. Van Order                    159                   159                      0             *

Aurora F. deCastro                56,580                56,580                      0             *

Surendra K. Gupta                 55,781                55,781                      0             *

Mary A. Sproull                   23,945                23,945                      0             *

Enrique Levy                       7,981                 7,981                      0             *

Hamel & Elbert
Partnership                          798                   798                      0             *

James R. Wise &
Victoria A. Wise as
joint tenants                        798                   798                      0             *

M. Barbara Hoffman                   798                   798                      0             *

Charles E. Niemier                   399                   399                      0             *

                                                                                       Shares
                                                                                 Beneficially Owned
                           Shares Beneficially          Number of                After the Offering
                           Owned Prior to the         Shares Offered             ------------------
Selling Stockholder             Offering                  Hereby                 Number     Percentage
-------------------             --------                  ------                 ------     ----------

Lois J. Niemier                         399                    399                 0              *

Janet Resnick                         2,367                  2,367                 0              *

MAC Club                              2,367                  2,367                 0              *

Piper Jaffray as
Custodian of
Anton H. Clemens,
IRA                                   2,367                  2,367                 0              *

Michael Hollendoner                   2,867                  2,367               500              *

Prudential Securities
C/F Gerald D
Putnam, IRA dated
7/19/91                               1,578                  1,578                 0              *

Gerald D. Putnam &
Sharron A. Putnam,
as joint tenants                        789                    789                 0              *

Delaware Charter
Guarantee & Trust
Co. as Trustee of
Frank D. Harrison
IRA                                   2,367                  2,367                 0              *

Robert W. Mohs,
IRA Dain Rauscher
Custodian 789                           789                    789                 0              *

Robert W. Mohs                        2,051                  2,051                 0              *

Charles F. Meier and
Marily Meier
as Co-Trustees
U/D/T dated
10/26/88 F/B/O
Charles F. Meier and
Marilyn Meier                         2,367                  2,367                 0              *

Anne M. Soens and
Robert P. Soens                         159                    159                 0              *

Vernon R. Sailor                        319                    319                 0              *

Russell G
Ashbaugh, Jr.,
TTEE, Russell G
Ashbaugh, Jr. Trust,
dated 1/29/98                         2,039                  2,039                 0              *

                                                                                       Shares
                                                                                 Beneficially Owned
                           Shares Beneficially          Number of                After the Offering
                           Owned Prior to the         Shares Offered             ------------------
Selling Stockholder             Offering                  Hereby                 Number     Percentage
-------------------             --------                  ------                 ------     ----------
Gordon L. Beeler &
Kathleen M. Beeler,
JTTEN                               2,039                  2,039                  0               *

Walter E. Wells                     2,039                  2,039                  0               *

Dennis D. Blyly                       204                    204                  0               *

Frank K. Martin,
TTEE, Frank K
Martin Trust dated
10/19/97                            3,874                  3,874                  0

James W. Hurley                     2,039                  2,039                  0               *

Kelly L. Rose                       2,039                  2,039                  0               *

Andrew W. Frech                     2,039                  2,039                  0               *

John M. Collins                     2,039                  2,039                  0               *

Glen J. Riegsecker                  4,078                  4,078                  0               *

Edward P. Welter &
Willy J. Welter                     4,078                  4,078                  0               *

Steven F. Goens                     2,039                  2,039                  0               *

Mary Ann Burger
Eash                                2,039                  2,039                  0               *

Allen Yoder Jr. &
Marie J. Yoder as
joint trustees                      2,039                  2,039                  0               *

Peter M. Zacher                     2,039                  2,039                  0               *

Constance M
Novello                               680                    680                  0               *

Susan C. Marston
TTEE, Susan C
Marston Trust                         680                    680                  0               *

J. Tucker Marston
TTEE, J. Tucker
Marston Trust                         679                    679                  0               *

Hamender K
Agarwal                             3,990                  3,990                  0               *

* Less than 1% of the issued and outstanding shares of Sabratek's common stock.
                                      -13-

         Note to selling stockholders table: Sabratek has relied on information provided by the selling stockholders to determine the number of shares of our common stock, if any, which the selling stockholders owned prior to receiving the shares of our common stock issued to them in connection with the acquisition of GDS Technology, Inc.

                                 USE OF PROCEEDS

         Other than the completion and filing of this registration statement, we will not participate in the sale of the shares offered by means of this prospectus. In addition, because the shares of common stock being offered by means of this prospectus are being sold by the selling stockholders, we will not directly receive any of the proceeds from the sale of such shares. However, in the event that there is a determination that we are entitled to any indemnification due to a breach of a representation, covenant or agreement, those selling stockholders who agreed to indemnify us may choose to pay us out of proceeds received from the sale of shares of our common stock offered by means of this prospectus. See "SELLING STOCKHOLDERS" and "PLAN OF DISTRIBUTION." We cannot, however, predict whether any payment will be made or the amount of any payment if it is made. To the extent that Sabratek does receive any amount generated through the sale of shares of common stock offered by means of this prospectus, we will use the proceeds for working capital and general corporate purposes.

                              PLAN OF DISTRIBUTION

         The 216,949 shares offered by means of this prospectus may be sold from time to time by the selling stockholders. Unless we are entitled to reimbursement for any damages we incur, we will not receive any proceeds from this offering. See, "SELLING STOCKHOLDERS" and "USE OF PROCEEDS." We have agreed to register the resale of these shares of our common stock by the selling stockholders.

         The selling stockholders may offer the shares from time to time in the open market, on the Nasdaq National Market, in privately negotiated transactions, or in a combination of these methods, at market prices that prevail at the time of sale or at privately negotiated prices. The selling stockholders may sell these shares through one or more brokers or dealers or directly to purchasers. These broker-dealers may receive compensation in the form of commissions, discounts or concessions from the selling stockholders and/or purchasers of the shares for whom those broker-dealers may act as agent, or to whom they may sell as principal, or both. Compensation as to a particular broker-dealer may exceed customary commissions. The selling stockholders and any broker-dealers who act in connection with the sale of the shares under this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act. Any commissions they receive and proceeds of any sale of shares may be deemed to be underwriting discounts and commissions under the Securities Act. Under Exchange Act rules and regulations, no distribution participant or its affiliated purchasers (as defined in Regulation M adopted under the Exchange
Act) may simultaneously engage in market making activities with respect to the shares for a restricted period beginning on the day proxy solicitation or offering materials are first disseminated to security holders and ending upon the completion of the distribution, except under limited circumstances. The selling stockholders, their affiliated purchasers and any other person participating in the distribution will be subject to certain provisions of the Exchange Act and related rules and regulations. These provisions prohibit, except under limited circumstances, the purchase and sale of any of the shares by the selling stockholders, their affiliated purchasers and any other person participating in the distribution during the restricted period described above. These restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market making activities with respect to the shares.

         The selling stockholders may pledge, hypothecate or grant a security interest in some or all of the shares of our common stock they own. In the event of a foreclosure or event of default in connection with those pledges, the shares may be transferred to the persons to whom the shares were pledged. If such a transfer occurs, the transferees will be deemed to have the rights of the selling stockholders under this plan of distribution. At the same time, the selling stockholders will beneficially own fewer shares. The plan of distribution for the selling stockholders' shares will otherwise remain unchanged.

         We have agreed to pay all of the expenses incident to the registration, offering and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers or agents. We have agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act.

         In the event that we file a registration statement under the Securities Act of an underwritten offering of our common stock, we may restrict the ability of the selling stockholders to effect a public sale of the shares of common stock being offered by means of their prospectuses during the ten business days before, and the 90-day period beginning on, the effective date of the registration statement, so long as the selling stockholders are given an opportunity to participate in the underwritten offering.

         This offering will terminate on the earlier of (a) the date on which all shares offered by means of this prospectus have been sold by the selling stockholders, (b) the date on which counsel to Sabratek renders an opinion to the selling stockholders to the effect that all of their remaining shares of Sabratek common stock are freely tradable in the open market without limitations as to volume and without requirements regarding the filing of any forms or reports with the SEC or (c) July 9, 2001, which is two years after the date of our acquisition of GDS.

                                  LEGAL MATTERS

         The legality of the shares of our common stock being offered by means of this prospectus has been passed on for Sabratek by Ross & Hardies, Chicago, Illinois. A member of this firm owns shares of Sabratek's common stock.

                                     EXPERTS

         The consolidated financial statements of Sabratek Corporation as of December 31, 1998 and 1997 and for each of the years in the three-year period ended December 31, 1998, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                               RECENT DEVELOPMENTS

         On May 28, 1999, Sabratek received FDA clearance of our 510(k) Submission covering our Rocap division's pre-filled saline flush syringe products. We are working closely with our customers and suppliers to resume production and shipments in the shortest possible time frame.

         On June 1, 1999, Sabratek purchased all of the issued and outstanding shares of capital stock of LifeWatch, Inc., a wholly-owned subsidiary of Ralin Medical, Inc. LifeWatch monitors patients transtelephonically in alternate site settings on behalf of health care providers and is the market leader in arrhythmia monitoring. Under the terms of a stock purchase agreement dated as of May 19, 1999, Sabratek paid Ralin $12,260,000 in cash from its existing cash reserves and 900,000 shares of our common stock in exchange for all of the outstanding shares capital stock of LifeWatch.

         On June 7, 1999, Sabratek was served with an amended complaint in a proceeding filed in the United States District Court for the Northern District of Illinois on January 27, 1999 as a purported class action. The amended complaint expands the allegations against Sabratek to include allegations that Sabratek withheld material information about its future prospects and engaged in improper revenue recognition practices. The amended complaint also expanded the number of named defendants in the proceeding by adding three additional officers and one director of Sabratek as defendants. Sabratek is currently required to file an answer, motion to dismiss or other responsive pleading on or before July 28, 1999.

         On June 29, 1999, we consummated a transaction in which our newly-formed, wholly-owned subsidiary merged with and into Strategic Reimbursement Services, Inc., an Illinois corporation. As a result of the merger, Strategic Reimbursement Services became a wholly-owned subsidiary of ours. Strategic Reimbursement Services provides consulting services to healthcare providers. Under the terms of a merger agreement, dated as of June 29, 1999, we paid the shareholders of Strategic Reimbursement Services an aggregate purchase price of 1,636,359 shares of our common stock.

         On July 1, 1999, Sabratek acquired substantially all of the issued and outstanding shares of capital stock of Unitron Medical Communications, Inc., d/b/a MOON Communications. MOON Communications is a healthcare information services company providing an array of healthcare related services to physicians, home health agencies, payors and other participants in the healthcare market through the Internet. Under the terms of an option agreement dated January 22, 1999,

Sabratek paid the Unitron shareholders an aggregate purchase price of 542,926 shares of common stock in exchange for the shares of capital stock we acquired. Sabratek is currently attempting to acquire approximately 10,000 shares of Unitron's capital stock which we did not acquire on July 1, 1999, on terms identical to those contained in the option agreement.

         All selling stockholders that effect transactions in the shares of common stock offered by means of this prospectus are required to deliver a copy of this prospectus to any purchaser of such shares of common stock at or before the time a certificate representing the shares of common stock is delivered to the purchaser.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         We have agreed to bear the expenses of registering the shares for the selling stockholders under the federal and state securities laws. The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being offered. All amounts are estimated except the SEC registration fee.

         SEC registration fee..................................$ 1,652
         Printing expenses.....................................$ 2,500
         Legal fees and expenses...............................$15,000
         Accounting fees and expenses..........................$ 5,000
         Miscellaneous expenses ...............................$ 1,848

                  Total                                        $26,000

ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Sabratek's Amended and Restated Certificate of Incorporation provides for indemnification to the full extent permitted by the laws of the State of Delaware against and with respect to threatened, pending or completed actions, suits or proceedings arising from or alleged to arise from, a party's actions or omissions as a director, officer, employee or agent of Sabratek or of any other corporation, partnership, joint venture, trust or other enterprise which has served in such capacity at the request of Sabratek if the acts or omissions occurred or were or are alleged to have occurred, while said party was a director or officer of Sabratek; provided, however, Sabratek shall not indemnify any director or officer in an action against Sabratek unless Sabratek shall have consented to the action. Generally, under Delaware law, indemnification will only be available where an officer or director can establish that he/she acted in good faith and in a manner which was reasonably believed to be in or not opposed to the best interests of Sabratek.

         Section 145 of the Delaware Law provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of the fact that the person was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses actually incurred by the person in connection with the action if the person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interest of the corporation with respect to any criminal action, and had no reasonable cause to believe his conduct was unlawful. Delaware Law does not permit a corporation to eliminate a director's duty of care, and the provisions of Sabratek's Amended and Restated Certificate of Incorporation have no effect on the availability of equitable remedies such as injunction or rescission, based upon a director's breach of the duty of care. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Sabratek under the foregoing provisions and agreements, Sabratek has been informed that in the opinion of the Staff of the Securities and Exchange Commission such indemnification is against policy as expressed in the Securities Act and is therefore unenforceable.

         Sabratek maintains a director's and officer's liability insurance policy which indemnifies directors and officers for specified losses arising from a claim by reason of a wrongful act, as defined, under certain circumstances where Sabratek does not provide indemnification.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Sabratek under the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of Sabratek in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of the issue.

Item 16.       EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS
(a)            EXHIBITS NUMBERED IN ACCORDANCE WITH ITEM 601 OF REGULATION S-K

                                                                                                          Incorporation
Exhibit                                                                            Page Number            by reference
Number         Description of Documents                                            (if applicable)        (if applicable)

3.1            Articles of Incorporation, Rights Agreement Certificate
               of Designations...................................................................                   +

3.2            Amended and Restated By-laws......................................................          ++++++++++

4.1            Indenture, dated April 14, 1998 by and between
               Sabratek Corporation and LaSalle National Bank, as Trustee........................              ++++++

4.2            Rights Agreement, dated August 20, 1998 by and
               between Sabratek Corporation and LaSalle National Bank,
               as the Rights Agent...............................................................             +++++++

4.3            Registration Rights Agreement, dated as of June 1, 1999,
               by and between Sabratek Corporation and Ralin Medical.............................                   *

4.4            Registration Rights Agreement, dated as of June 29, 1999, by and between Sabratek Corporation and the former shareholders
               of Strategic Reimbursement Services, Inc..........................................                  **

4.5            Registration Rights Agreement, dated as of January 22, 1999, by and among Sabratek Corporation and the holders of common stock, options and warrants issued by Unitron Medical
               Communications, Inc...............................................................                ****

4.6            Registration Rights Agreements, dated as of August 29, 1997, by and among Sabratek Corporation and the holders of shares
               of common stock issued GDS Technology, Inc........................................              ******

5.1            Opinion of Ross & Hardies.........................................................

10.1           Agreement with Americorp Financial, Inc. re: Leasing
               Services, dated March 22, 1995....................................................                   +

10.1.1         Amendment, dated September 16, 1996, to Agreement
               with Americorp Financial, Inc.....................................................                 +++

10.2 - 10.12   Intentionally Omitted

10.13          Pump Contract with Chartwell Home
               Therapies, dated November 22, 1993................................................                   +

10.14          Sales Agreement with Pharmacy Corporation
               of America, dated March 17, 1995..................................................                   +

10.15          Sales & Marketing Agreement with Alpha Group,
               dated November 6, 1995............................................................                   +

10.16 - 10.25  Intentionally Omitted

10.26          Amended and Restated Stock Option Plan............................................                   +

10.27          Lease of Real Property located at 5601 West Howard,

               Niles, Illinois, dated as of May 31, 1994.........................................                   +

10.27.1        Amendment, dated October 30, 1996, to Lease for
               Real Property located at 5601 West Howard,
               Niles, Illinois...................................................................                 +++

10.28          Employment Agreement for K. Shan Padda............................................          ++++++++++

10.29          Intentionally Omitted

10.30          Asset Purchase Agreement, dated February 25, 1997,
               by and among Sabratek Corporation; Rocap, Inc. and
               Elliott Mandell...................................................................                  ++

10.31          Employment Agreement for Stephen L. Holden........................................          ++++++++++

10.32          Employment Agreement for Elliott Mandell..........................................          ++++++++++

10.33          Lease Agreement for property located at 11 Sixth
               Road, Woburn, Massachusetts, dated February 1, 1997...............................                ++++

10.34          Lease Agreement for property located at 5 Constitution
               Way, Woburn, Massachusetts, dated June 26, 1995...................................                ++++

10.35          Lease Agreement for property located at 1629 Prime
               Court, Suite 100, Orlando, Florida, dated March 11, 1997..........................               +++++

10.36          Lease Agreement for property located at 8350 Parkline
               Blvd., Orlando Florida, dated June 18, 1998.......................................            ++++++++

10.37          Credit Agreement, dated as of April 30, 1999, by
               and between Sabratek Corporation as Borrower and LaSalle
               National Bank (formerly known as LaSalle Bank NI)
               as Lender.........................................................................              ++++++

10.38          Long Term Incentive Compensation Plan.............................................           +++++++++

10.39          Lease Agreement for property located 8111 North
               St. Louis, Skokie, Illinois, dated May 15, 1998...................................           +++++++++

10.40          Employment Agreement for Doron C. Levitas.........................................          ++++++++++

10.41          Employment Agreement for Scott Skooglund..........................................          ++++++++++

10.42          Employment Agreement for Joseph Moser.............................................          ++++++++++

10.43          Employment Agreement for Vincent J. Capponi.......................................          ++++++++++

10.44          Employment Agreement for Tuan Bui.................................................          ++++++++++

10.45          Employment Agreement for Stephan C. Beal..........................................          ++++++++++

10.46          Employment Agreement for Stephen L. Axel..........................................          ++++++++++

10.47          Intentionally Omitted

10.48          Employment Agreement for Mary Beth Blue...........................................          ++++++++++

10.49          Intentionally Omitted

10.50          Stock Purchase Agreement, dated as of May 19, 1999,

               between Sabratek Corporation and Ralin Medical, Inc...............................                   *

10.51          Agreement of Merger, dated as of June 29, 1999, by and
               among Sabratek Corporation, SBTK I Acquisition
               Corporation, a wholly-owned subsidiary of Sabratek and
               Strategic Reimbursement Services, Inc.............................................                  **

10.52          Research and Development Agreement, dated as of June 30, 1999,
               by and between Sabratek Corporation and Systle Corporation........................                 ***

10.53          Memorandum of Understanding, dated as of March  26, 1999,
               and Supplement, dated as of July 2, 1999, between Sabratek
               Corporation and EGS Securities Corp...............................................                 ***

10.54          Option Agreement, dated as of January 22, 1999,
               by and among Sabratek Corporation, Unitron
               Medical Communications, Inc. and the holders
               of all of the common stock, options and warrants
               issued by Unitron Medical Communications, Inc.....................................                ****

10.55          Employment Agreement between Strategic Reimbursement
               Services, Inc. and Robert C. Gienko...............................................               *****

10.56          Employment Agreement between Strategic Reimbursement
               Services, Inc. and Steve Fagerman.................................................               *****

10.57          Employment Agreement between Strategic Reimbursement
               Services, Inc. and Kenneth Janowski...............................................               *****

10.58          Employment Agreement between Strategic Reimbursement
               Services, Inc. and Mark Pugh......................................................               *****

10.59          Memorandum of Understanding, dated as of March 2, 1999,
               and Supplement, dated as of July 5, 1999, between Sabratek
               Corporation and EGS Securities Corp...............................................               *****

10.60          Stock Option Agreement, dated as of August 29, 1997,
               by and among Sabratek Corporation, GDS Technology,
               Inc. and holders of common stock issued by GDS
               Technology, Inc...................................................................              ******

10.61          Employment Agreement between Unitron Medical
               Communications, Inc., d/b/a Moon Communications
               and H. Jay Hill. .................................................................             *******

10.62          Separation Agreement by and among Ralph V. Frasca,
               Unitron Medical Communications, Inc. and Sabratek
               Corporation.......................................................................             *******

10.63          Employment Agreement, dated as of July 9, 1999, by and among
               Sabratek Corporation, GDS Technology, Inc.
               and Aurora F. de Castro. .........................................................                   #

10.64 Employment Agreement, dated as of July 9, 1999, by and among Sabratek Corporation, GDS Technology, Inc.

               and Surendra K. Gupta. ...........................................................          #

10.65          Employment Agreement, dated as of July 9, 1999, by
               and among Sabratek Corporation, GDS Technology, Inc.
               and Mark L. Priebe. ..............................................................          #

21             List of Sabratek's Subsidiaries...................................................          #

23.1           Consent of KPMG LLP...............................................................

23.2           Consent of Ross & Hardies (included in exhibit 5.1)...............................          #

24             Powers of Attorney (included in the signature page) ..............................          #

+ Incorporated by reference to Sabratek's Registration Statement on Form S-1, declared effective by the SEC on June 21, 1996 (File No. 333-3866).

++ Incorporated by reference to Sabratek's Current Report on Form 8-K filed with the SEC on March 11, 1997.

+++ Incorporated by reference to Sabratek's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 filed with the SEC on March 31, 1997.

++++ Incorporated by reference to Sabratek's Registration Statement on Form S-1, declared effective by the SEC on April 4, 1997 (File No. 333-23437).

+++++ Incorporated by reference to Sabratek's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 filed with the SEC on May 15, 1997.

++++++ Incorporated by reference to Sabratek's Registration Statement on Form S-3 declared effective by the SEC on July 14, 1998.

+++++++ Incorporated by reference to Sabratek's Current Report on Form 8-K filed with the SEC on August 25, 1998.

++++++++ Incorporated by reference to Sabratek's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 filed with the SEC on August 14, 1998.

+++++++++      Incorporated by reference to Sabratek's Quarterly Report on Form
               10-Q for the quarter ended September 30, 1998 filed with the SEC on November 16, 1998.

++++++++++     Incorporated by reference to Sabratek's Annual Report on Form
               10-K for the fiscal year ended December 31, 1998 filed with the SEC on April 9, 1999.

* Incorporated by reference to Sabratek's current report on Form 8-K dated June 1, 1999 and filed with the SEC on June 16, 1999.

** Incorporated by reference to Sabratek's current report on Form 8-K dated June 29, 1999 and filed with the SEC on July 14, 1999.

*** Incorporated by reference to Sabratek's Registration Statement on Form S-3, filed with the SEC on July 16, 1999.

**** Incorporated by reference to Sabratek's current report on Form 8-K dated July 1, 1999 and filed with the SEC on July 16, 1999.

***** Incorporated by reference to Sabratek's Registration Statement on Form S-3, filed with the SEC on July 19, 1999.

****** Incorporated by reference to Sabratek's current report on Form 8-K dated July 9, 1999 and filed with the SEC on July 21, 1999.

******* Incorporated by reference to Sabratek's Registration Statement on Form S-3, filed with the SEC on July 21, 1999.

#              Originally filed with the Registration Statement on Form S-3 on
               July 21, 1999.

     ITEM 17.  UNDERTAKINGS

Sabratek hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of Sabratek's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


         Under the requirements of the Securities Act of 1933, Sabratek has duly caused this Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Skokie, State of Illinois, on July 22, 1999.


                                  SABRATEK CORPORATION


                                  By: /s/ K. Shan Padda
                                     ----------------------------------
                                  K. Shan Padda
                                  Chairman and Chief Executive Officer






         Under the requirements of the Securities Act of 1933, this Amendment No. 1 has been signed by the following persons on this twenty-second day of July, 1999 in the capacities indicated.






           Signature                                                 Title
           ---------                                                 -----

/s/ K. Shan Padda                            Chairman of the Board and Chief Executive Officer -
-------------------------------------        Principal Executive Officer
K. Shan Padda

/s/ Stephen L. Holden                        President
-------------------------------------
Stephen L. Holden

/s/ John Reilly *                            Senior Vice President, Chief Financial Officer and
-------------------------------------        Treasurer - Principal Financial Officer
John Reilly

/s/ Scott Skooglund *                        Vice President -  Finance and Assistant Secretary -
-------------------------------------        Principal Accounting Officer
Scott Skooglund

/s/ Doron C. Levitas *                       Director, Vice Chairman of the Board, Chief Administr
-------------------------------------        Officer, Vice President of International
Doron C. Levitas                             Operations and Secretary


/s/ Francis V. Cook, M.D. *                   Director
-------------------------------------
Francis V. Cook, M.D.

/s/ Mark Lampert *                            Director
-------------------------------------
Mark Lampert

/s/ William D. Lautman *                      Director
-------------------------------------
William D. Lautman

                                              Director
-------------------------------------
William  Lomicka

/s/ Marvin Samson *                           Director
-------------------------------------
Marvin Samson

                                              Director
-------------------------------------
L. Peter Smith

/s/ Edson W. Spencer, Jr. *                   Director
-------------------------------------
Edson W. Spencer, Jr.

* Signed pursuant to power of attorney

                              SABRATEK CORPORATION

                                  EXHIBIT INDEX



EXHIBIT NO.          DESCRIPTION
-----------          -----------

    23.1             Consent of KPMG LLP

                        =================================



                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549




                                 ---------------






                                    EXHIBITS

                                       TO

                                    FORM S-3

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933




                                 ---------------





                              SABRATEK CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)




                        =================================